Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

Between

JMC STEEL GROUP, INC.

and

ALLIED TUBE & CONDUIT CORPORATION

Dated as of March 6, 2012

i

Table of Contents

(continued)

		Page

	ARTICLE IV

	Covenants

4.1.	Actions Prohibited	10
4.2.	Confidentiality; Access	10
4.3.	Further Actions	12
4.4.	Liability for Transfer Taxes and Fees	12
4.5.	Manufacturing at the Property	12
4.6.	Proration of Property Taxes and Operating Expenses	12
4.7.	Utilities	12
4.8.	Risk of Loss	13
4.9.	Further Assurances	13

	ARTICLE V

	Conditions Precedent

5.1.	Conditions to Obligations of Each Party	13
5.2.	Conditions to Obligations of Buyer	14
5.3.	Conditions to Obligations of Seller	15

	ARTICLE VI

	Employees Employed at the Property

6.1.	Termination or Transfer	15

	ARTICLE VII

	Termination

7.1.	Termination	16
7.2.	Effect of Termination	16

	ARTICLE VIII

	Indemnification

8.1.	Survival	17
8.2.	Indemnification by Seller	17

ii

Table of Contents

(continued)

Exhibit A – Description of Property

Exhibit B – List of Other Assets

Exhibit C – Form of FIRPTA Certificate

Exhibit D – Form of Bill of Sale

Exhibit E – Seller’s Standard Terms and Conditions

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of March 6, 2012, between JMC Steel Group, Inc., a Delaware corporation (“Buyer”), and Allied Tube & Conduit Corporation, a Delaware corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller owns and holds fee simple title to that certain land, as described in Exhibit A, together with all improvements, located at 600 Dean Sievers Place, Morrisville, Pennsylvania 19067 (collectively, the “Property”);

WHEREAS, in connection with the Property, Seller owns certain other assets, in each case more completely described in Exhibit B (collectively, the “Other Assets”). The Property and the Other Assets are collectively referred to as the “Purchased Assets”; and

WHEREAS, Seller now desires to sell and Buyer now desires to purchase all of Seller’s right, title and interest in and to the Purchased Assets, upon the terms and covenants and subject to the conditions set forth below.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Sale and Purchase

1.1. Purchase of Assets. Subject to the terms and conditions hereof, at Closing Seller will sell, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

1.2. Liabilities. Subject to Section 8.3, neither Buyer nor any of its Affiliates shall, by the execution and performance of this Agreement, assume or otherwise be responsible for any liability or obligation of Seller of any nature, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof, including any liability or obligation of Seller:

(a) for any debt, loans, credit facilities or other indebtedness, including any interest or penalties accrued thereon, of Seller;

(b) subject to Section 4.6 hereof, for any taxes with respect to any period;

(c) subject to Section 4.6 hereof, relating to any utilities, water and sewer charges and other operating expenses with respect to the Property or any other real estate or facilities owned, leased, or used by Seller;

(d) relating to, resulting from or arising under any Law;

(e) relating to, resulting from or arising out of any business or operation of Seller or its Affiliates, including relating to any products manufactured, sold, handled or distributed, or any service rendered by or on behalf of Seller (including liabilities arising out of or related to any product liability claim or product recall);

(f) relating to, resulting from or arising out of any pending or threatened suit, claim, action, arbitration, hearing, investigation, charge, complaint, demand or proceeding (an “Action”);

(g) relating to, resulting from or arising under any employee benefit plans, programs, policies, practices, and other arrangements (each, a “Plan”), the employment or performance of services or termination of employment or services by Seller of any individual or dependent thereof or otherwise relating to any current or former employee, including wages and other remuneration, accrued but unpaid vacation, sick leave and other paid time off, severance, retention, change of control or termination payments, bonus or other incentive compensation, deferred compensation, any pension, profit sharing or retirement obligations (including any penalty, fee or funding obligation related to the termination of any Plan), any other employee benefits or fringe benefits and any liability for health plan continuation of coverage, in each case, whether or not triggered by the transactions contemplated by this Agreement, it being the understanding and intention of the parties that Buyer is not, and shall not be, a successor employer with respect to any employees or Plans and Seller is not, and shall not be, a predecessor employer with respect to Buyer’s group health plans, within the meaning of any Law;

(h) relating to, resulting from or arising under (i) any condition occurring at the Property between November 13, 2009 and the Closing Date where such condition is in violation of, subjects Buyer to liability under, or requires investigation, remediation or payment of fines, penalties, costs or damages pursuant to, any Environmental Law; (B) any claim of any third party (including any Governmental Authority) arising from any condition occurring at the Property between November 13, 2009 and the Closing Date that is in violation of, subjects Buyer to liability under, or requires remediation, investigation or payment of fines, penalties, costs or damages pursuant to, any Environmental Law; and (C) any Hazardous Substances or other contaminants, wherever located, that were generated, transported, stored, treated, recycled, reused, released or otherwise handled by Seller or by any other Person for whose conduct Seller is or may be held responsible, between November 13, 2009 and the Closing Date.

All such liabilities and obligations, or claims of such liabilities or obligations, shall be retained by Seller and are referred to herein as the “Retained Liabilities”

1.3. Closing. The closing of the sale and purchase of the Purchased Assets (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 (or remotely by electronic mail or facsimile exchange of documents and signatures), at 10:00 a.m. no later than the date that is three Business Day after the conditions set forth in Article V have been satisfied or waived (other than conditions that by their terms are to be satisfied at Closing but subject to the satisfaction or waiver of such conditions), or on such other date and time as the parties may agree to in writing (the “Closing Date”). Upon the Closing, Seller shall cause the Deed and any other documents that Seller or Buyer desires to record in connection with the transactions contemplated herein to be recorded with the appropriate county recorder and, after recording, returned to the grantee, beneficiary or person acquiring rights under said document or for whose benefit said document was acquired. The Closing shall be effective as of 11:59 p.m. on the day prior to the Closing Date.

1.4. Purchase Price. Subject to the terms and conditions hereof, at Closing Buyer shall pay or cause to be paid to Seller $39,500,000 (the “Purchase Price”), by wire transfer of immediately available funds to an account designated by Seller at least two Business Days prior to the Closing Date.

1.5. Seller’s Deliveries. Seller shall, at or before the Closing, deliver to Buyer:

(a) a special warranty deed (the “Deed”) with respect to the Property, executed and acknowledged by Seller, pursuant to which Seller conveys title to the Property subject to the following (collectively, the “Permitted Encumbrances”):

(i) non-delinquent real and personal property taxes and all assessments and unpaid installments thereof which are not delinquent;

(ii) any other lien, encumbrance, easement or other exception or matter voluntarily imposed or consented to by Buyer prior to or as of the Closing;

(iii) all exceptions to title contained or disclosed in the Title Report and not removed or satisfied by Seller in accordance with Section 5.2(d)(ii); and

(iv) Encumbrances created by this Agreement.

(b) one executed copy of a certificate in the form of Exhibit C, with respect to the Foreign Investment in Real Property Tax Act; and

(c) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

Except with respect to the removal or satisfaction of any existing mortgages, judgment liens or mechanics liens created or caused to be created by Seller which would need to be removed or satisfied prior to Closing for Seller to meet its obligations under Section 1.1, nothing contained in this Agreement or otherwise shall require Seller to render its title marketable or to remove or correct any exception or matter disapproved by Buyer or to spend any money or incur any expense in order to do so.

1.6. Deliveries of Both Parties. Each of Buyer and Seller shall, at or before the Closing, deliver to the other party each of the following:

(a) four executed counterparts of the Bill of Sale (the “Bill of Sale”) in the form of Exhibit D;

(b) executed copies of state, county and local transfer declarations, as applicable; and

(c) the certificates contemplated by Section 5.2 or 5.3, as the case may be.

1.7. Allocation of Purchase Price. The parties agree to (i) negotiate in good faith between the date hereof and the Closing a schedule setting forth the principles for allocating the Purchase Price and other relevant items among the Purchased Assets (or specified categories of the Purchased Assets) and (ii) report the federal, state and local tax consequences of the purchase and sale contemplated hereby in a manner consistent with such principles.

1.8. Inventory.

(a) Buyer shall have the option, exercisable at the Closing, to purchase any or all inventory remaining on the Property at the Closing, at a price to be mutually agreed in good faith between the parties prior to Closing (the “Inventory Purchase Price”) and upon Seller’s standard terms and conditions, attached hereto as Exhibit E. At Closing, Buyer shall pay or cause to be paid to Seller the Inventory Purchase Price, if any, by wire transfer of immediately available funds to the account designated by Seller pursuant to Section 1.4.

(b) For the period ending on the 10th Business Day following the Closing Date (the “Post-Closing Period”), Seller shall have the right, at its sole expense and risk, to transfer or cause to be transferred from the Property only such inventory that Buyer has not agreed with Seller that it will purchase pursuant to Section 1.8(a) (the “Retained Inventory”) and the Remaining Assets. The removal of the Retained Inventory shall be conducted during normal business hours and upon reasonable advance notice to Buyer, and Seller’s access and rights to the Property following the Closing Date shall be limited to only as is reasonably necessary to remove such inventory in accordance with the foregoing. The Parties agree that (i) Seller shall not have any right to access, or conduct any activity at, the Property following the Post-Closing Period and (ii) any and all assets or properties located at the Property as of Closing, other than the Purchased Assets and any Retained Inventory, remaining or located on the Property after the expiration of the Post-Closing Period (the “Remaining Assets”) shall be deemed to be included in the Purchased Assets without any additional consideration payable by Buyer therefor. Seller shall be responsible, and reimburse Buyer if applicable, for any property damage, injury or personal liability incurred as a result of the removal and relocation of any Retained Inventory or Remaining Assets following the Closing. Seller shall comply with all Laws, including all Environmental Laws, in connection with the removal and relocation of the Retained Inventory and Remaining Assets from the Property.

ARTICLE II

Representations and Warranties of Seller

As of the date hereof Seller represents and warrants to Buyer as follows:

2.1. Corporate and Governmental Authorization.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and to carry on its business as now being conducted. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Additional Documents to which Seller is a party, the performance of Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Seller. Seller has duly executed and delivered this Agreement and, at Closing, will have duly executed and delivered each Additional Document to which Seller is a party. Each of this Agreement and each Additional Document to which Seller is a party, when duly executed by Seller, constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(b) The execution and delivery of this Agreement and each of the Additional Documents to which Seller is a party by Seller and the performance of its obligations hereunder and thereunder require no action by or in respect of, or filing with, any Governmental Authority, other than any actions or filings under Laws the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to materially adversely affect the ability of Seller to perform its obligations hereunder or to materially adversely affect the Purchased Assets, taken as a whole.

2.2. Non-Contravention. The execution and delivery of this Agreement and each Additional Document to which Seller is a party by Seller and the performance of its obligations hereunder and thereunder do not (a) conflict with or breach any provision of the Organizational Documents of Seller, (b) violate, conflict with or breach any provision of any applicable Law or any judgment, order, writ, injunction or decree of any Governmental Authority applicable to any Purchased Asset, (c) require any consent under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation or acceleration of any Contract or Permit affecting the Purchased Assets or (d) result in the creation or imposition of, or entitle any Person to create or impose, any Encumbrance other than Permitted Encumbrances on the Purchased Assets, except, in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to materially adversely affect the ability of Seller to perform its obligations hereunder or to materially adversely affect the Purchased Assets, taken as a whole.

2.3. Title to Other Assets. Seller has good, valid and indefeasible title, free and clear of all Encumbrances, to all of the Other Assets. Except as set forth on Section 2.3 of the Seller Disclosure Schedule, no financing statement under the Uniform Commercial Code or similar Law naming or encumbering any of the Other Assets is on file in any jurisdiction, and Seller is not a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement.

2.4. No Broker. Seller has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement.

2.5. Environmental Matters. Except as set forth on Section 2.5 of the Seller Disclosure Schedule and except as would not be material to the Purchased Assets taken as a whole:

(a) Seller is in compliance with, and at all times since November 13, 2009, has been in compliance with, all applicable Environmental Laws in connection with the Purchased Assets;

(b) Seller is in possession of, and in compliance with, all Permits required under applicable Environmental Laws in connection with the Purchased Assets;

(c) the Purchased Assets are not the subject of any judicial or administrative Action alleging any violation of any Environmental Law;

(d) there are no actions or claims pending or, to the Knowledge of Seller, threatened, arising under Environmental Laws in connection with the Purchased Assets;

(e) Seller has not released Hazardous Substances at, on or under the Property in violation of any Environmental Law;

(f) since November 13, 2009, no Hazardous Substances were or are contained in, on or under the Property, including any buildings or enclosed spaces located thereon, except in quantities that would not result in a violation of any Environmental Law; and

(g) there are no underground storage tanks on or under the Property and no asbestos-containing materials are located in the buildings or on the Property in a form that constitutes a violation of an Environmental Law.

2.6. Condition of Plant and Other Assets. To the Knowledge of Seller, the plant and other structures located on the Property are structurally sound, free from material defects, in good repair and operating condition (subject only to ordinary wear and tear), and adequate for the use to which they are presently being put. Each of the Other Assets is suitable for the purpose or purposes for which it is being used currently (including compliance with all applicable Laws) and is in good operating condition and in a state of good maintenance and repair, ordinary wear-and-tear excepted.

2.7. Compliance with Law. As of the Closing, Seller will be in material compliance with all Laws relating to or affecting the Purchased Assets.

2.8. Real Property. The legal description of the Property is attached hereto as Exhibit A. Seller has fee simple title in and to the Property. Except as set forth on Section 2.8 of the Seller Disclosure Schedule:

(a) There are no Actions pending and brought by or, to the Knowledge of Seller, threatened by any third party that, if adversely determined against Seller, would result in a change in the allowable uses of the Property or which would modify in any material respect the right of Buyer to use the Property for its current uses.

(b) Except as constitutes a Permitted Encumbrance, no third party has a right to possession of all or any part of the Property, and Seller has not granted to any rights to drill or explore for, collect, produce, mine, excavate or deliver or transport oil, gas, coal, or other minerals in, on, beneath, across, over, through or from any portion of the Property.

(c) All public utilities required for the operation on the Property are installed and operational and all installation and connection charges have been paid in full.

(d) To the Knowledge of Seller, there are no levied or pending special assessments affecting all or any part of the Property and none is threatened. To the Knowledge of Seller, there are no pending or threatened condemnation or eminent domain proceedings affecting all or any part of the Property.

2.9. No Other Representations and Warranties; Schedules. None of Seller, any of its Affiliates or any of their respective Representatives makes or has made any express or implied representation or warranty on behalf of Seller other than those expressly set forth in this Article II.

ARTICLE III

Representations and Warranties of Buyer

As of the date hereof Buyer represents and warrants to Seller as follows:

3.1. Corporate and Governmental Authorization.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and to carry on its business as now being conducted. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Additional Documents to which Buyer is a party, the performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Buyer. Buyer has duly executed and delivered this Agreement and, at Closing, will have duly executed and delivered each Additional Document to which Buyer is a party. Each of this Agreement and each Additional Document to which Buyer is a party, when duly executed by Buyer, constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(b) The execution and delivery of this Agreement and each of the Additional Documents to which Buyer is a party by Buyer and the performance of its obligations hereunder and thereunder require no action by or in respect of, or filing with, any Governmental Authority, other than any actions or filings under Laws the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to materially adversely affect the ability of Buyer to perform its obligations hereunder.

3.2. Non-Contravention. The execution and delivery of this Agreement and each Additional Document to which Buyer is a party by Buyer and the performance of its obligations hereunder and thereunder do not (a) conflict with or breach any provision of the Organizational Documents of Buyer, (b) violate, conflict with or breach any provision of any applicable Law or any judgment, order, writ, injunction or decree of any Governmental Authority applicable to Buyer, or (c) require any consent under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation or acceleration of any Contract or Permit, except, in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to have a materially adversely affect the ability of Buyer to perform its obligations hereunder.

3.3. No Broker. Buyer has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement.

3.4. No Additional Representations; Inspection.

(a) Notwithstanding anything contained in Article II or any other provision of this Agreement, Buyer acknowledges and agrees that none of Seller or any of its Affiliates is making or has made any representation or warranty whatsoever, express or implied, including any implied warranty of merchantability or suitability, as to the Purchased Assets, other than the representations and warranties expressly set forth in Article II.

(b) Buyer acknowledges and agrees that it (i) has made its own inquiry and investigations into and, based thereon, has formed an independent judgment concerning the Purchased Assets, (ii) has been provided with adequate access to such information, documents and other materials relating to the Purchased Assets as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as Buyer deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions of Seller with respect to such information, documents and other materials and has received satisfactory answers to such questions.

ARTICLE IV

Covenants

4.1. Actions Prohibited. Prior to the Closing, Seller shall maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear, and Seller shall not, and shall cause its Affiliates to not, without the prior written approval of Buyer, which approval will not be unreasonably withheld or delayed:

(a) make any alterations or additions to the Property except (x) in the ordinary course of operating the Property or (y) as required for maintenance and repair;

(b) sell, transfer, encumber or change the status of title of all or any portion of the Property;

(c) change or attempt to change, directly or indirectly, the current zoning of the Property in any manner;

(d) cancel, amend or modify any Permit held by Seller with respect to the Purchased Assets or any part thereof which would be binding upon Buyer after the Closing; or

(e) sell, transfer or encumber any of the Other Assets listed on Exhibit B.

4.2. Confidentiality; Access.

(a) Each of Seller and Buyer shall, prior to the Closing, maintain the confidentiality of this sale and purchase and shall not, except as required by law or governmental regulation applicable to Seller or Buyer, as the case may be, disclose the terms of this Agreement or of such sale and purchase to any third parties other than the principals of the Title Company and such other persons whose assistance is required in carrying out the terms of this Agreement. Neither Seller nor Buyer shall at any time issue a press release or otherwise communicate with media representatives regarding this sale and purchase unless such release or communication has received the prior approval of the other party hereto, except that Seller may communicate the existence and the terms of this Agreement and the transactions contemplated hereby to its and its Affiliates’ employees who are employed at the Property without the approval of Buyer. Buyer agrees that all documents and information regarding the Property and Other Assets of any nature made available to it by Seller or Seller’s agents (collectively, the “Proprietary Information”) are confidential and Buyer shall not disclose any Proprietary Information to any other Person except those of its Representatives assisting it with the analysis of the Purchased Assets, and only after procuring such Person’s agreement to abide by these confidentiality restrictions. In the event the purchase and sale of the Purchased Assets contemplated hereby fails to close for any reason whatsoever, Buyer shall, at its sole option, return to Seller, or cause to be returned to Seller, or destroy all copies of all Proprietary Information. This Section 4.2(a) shall survive the Closing or termination of the Agreement.

(b) From the date hereof until the Closing, upon reasonable notice, (i) Seller shall give Buyer, its engineers, architects and other Representatives reasonable access to and the right to inspect the Property and the other Purchased Assets and the offices, property, records, files, financial information and books of account of Buyer insofar as the same concern or affect any of the Purchased Assets or Seller’s operations, (ii) furnish Buyer and its representatives with such financial, operating and other data and information related to the Purchased Assets as Buyer or any of its representatives may reasonably request and (iii) instruct the employees and representatives of Seller to cooperate with Buyer in its investigation of the Purchased Assets.

(c) Anything to the contrary in Section 4.2(b) notwithstanding, (i) access rights pursuant to Section 4.2(b) shall be exercised in such manner as not to interfere unreasonably with the conduct of the business of Seller, (ii) Seller may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement with a third party, (B) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege or (C) if the exchange of such document (or portion thereof) or information, as determined by Seller’s counsel, could conflict with applicable Laws, and (iii) neither Seller nor any of Seller’s Affiliates shall have any obligation to provide Buyer or its Representatives (A) access to any tax return filed by Seller, or any related materials, in each case not relating exclusively to the Purchased Assets, (B) access to any individual personnel or payroll records to the extent prohibited by Law, or (C) access to the Property to conduct any subsurface or invasive environmental investigation, or sampling or testing of any environmental medium.

(d) Prior to any entry upon the Property by Buyer or Buyer’s Representatives, Buyer shall deliver to Seller an original endorsement to Buyer or Buyer’s Representative’s commercial general liability insurance policy which evidences that Buyer or Buyer’s Representative is carrying a commercial general liability insurance policy with a financially responsible insurance company acceptable to Seller, covering the activities of Buyer, and Buyer’ Representatives on or upon the Property. Such endorsement to such insurance policy shall evidence that such insurance policy shall have a per occurrence limit of at least $2,000,000 and an aggregate limit of at least $3,000,000, shall name Seller as an additional insured, shall be primary and non-contributing with any other insurance available to Seller and shall contain a full waiver of subrogation clause.

4.3. Further Actions. Buyer and Seller agree to use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable hereafter.

4.4. Liability for Transfer Taxes and Fees. Buyer shall promptly pay or reimburse Seller, as applicable, for (i) all applicable conveyance taxes, (ii) all fees and other amounts payable to the Title Company in connection with the delivery of the Title Report and the Title Policy, and (iii) all fees and other amounts payable in connection with the Survey. All other closing costs will be paid in accordance with local custom.

4.5. Manufacturing at the Property. For a period of five (5) years following the Closing Date, neither Buyer nor any of its Affiliates may manufacture at the Property any (a) in-line galvanized mechanical or structural tubing meeting ASTM A513 or ASTM A500, (b) in-line galvanized fence pipe or tubing (standard pipe) meeting ASTM F1043 and F1083, (c) in-line galvanized or hot-dipped electrical conduit (EMT (Safety Standard UL797, ANSI – C80.3); IMC (Safety Standard UL1242, ANSI-C80.6); Rigid-GRC (Safety Standard UL6, ANSI-C80.1)), (d) in-line and black sprinkler pipe meeting ASTM A-135, ASTM A-795 and ASTM A-123, (e) electrical and mechanical support systems; metal framing (channel), pipe supports, fittings, nuts and hardware and (f) metal clad conduit meeting NEC 330 and armored clad cable meeting NEC 320.

4.6. Proration of Property Taxes and Operating Expenses. All real and personal property taxes, utilities, water and sewer charges and other operating expenses with respect to the Property shall be prorated, as of 11:59 p.m. the day prior to the Closing, between Buyer and Seller on the basis of the fiscal period for which assessed (if the Closing shall occur before the tax rate is fixed, the apportionment of taxes shall be based on the tax rate for the preceding period applied to the latest assessed valuation).

4.6.1. Utilities. Seller shall cause final water, sewer, gas, electric and all other utility meter readings to be made as of the Closing Date or as close thereto as reasonably possible, and shall cooperate so as to cause the utilities to be transferred to Buyer without interruption of service. Seller shall remain liable for and shall pay the final bills rendered by each such utility. Seller’s obligation to pay all final utility bills shall survive the Closing.

4.7. Risk of Loss.

(a) Insurance. Until the Closing, Seller shall maintain in full force and effect all the policies of property damage insurance under which any of the Purchased Assets is insured.

(b) Loss or Destruction. If before the Closing any of the Purchased Assets is damaged, lost or destroyed and the sum of, without duplication, (i) the fair market value of all such destroyed or lost assets plus (ii) the aggregate cost to repair all such damaged assets (which for any asset shall not exceed the fair market value of such asset) (such aggregate amount, the “Loss Amount”) exceeds $10,000, then (x) if the Loss Amount is less than $4,000,000, the Purchase Price shall be automatically reduced by the applicable Loss Amount and (y) if the Loss Amount is equal to or greater than $4,000,000, either party hereto may terminate this Agreement in accordance with the provisions of Section 7.1(e), or, if neither party terminates this Agreement in accordance with the provisions of Section 7.1(e), the Purchase Price shall be reduced by the applicable Loss Amount.

4.8. Transfer of Permits. From and after the date of this Agreement until the date that is 90 days following the Closing Date, Seller shall cooperate with Buyer in good faith and use its reasonable efforts to transfer all Permits to Buyer; provided that Buyer shall reimburse Seller for any reasonable and documented out-of-pocket costs and expenses paid by Seller in connection therewith.

4.9. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Additional Documents.

ARTICLE V

Conditions Precedent

5.1. Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a) No Litigation. The consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and no Action challenging the transaction shall have been initiated or threatened.

(b) Illegality. No court or other Governmental Authority shall have determined that any applicable Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such applicable Law to such effect shall be pending.

5.2. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date of the following additional conditions:

(a) Representations. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date as if made at and as of Closing. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, to the effect that this Section 5.2(a) has been satisfied.

(b) Performance. Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, to the effect that this Section 5.2(b) has been satisfied.

(c) Delivery of Title and Possession. At the Closing, Seller shall have delivered or transferred to Buyer (i) the Deed and (ii) possession of the Purchased Assets free and clear of all Encumbrances other than the Permitted Encumbrances.

(d) Title Insurance; Title Report.

(i) Seller shall have delivered at the Closing a standard 2006 form of American Land Title Association owner’s policy (the “Title Policy”) of title insurance (or a signed marked binder thereof) with liability in the amount of the Purchase Price issued by Haverfield Title Agency, Inc. (the “Title Company”) or Stewart Title Insurance Company , insuring that fee title to the Property is vested in Buyer subject to the Permitted Encumbrances.

(ii) Buyer shall order the Title Report from the Title Company. Buyer shall, within five Business Days after receipt of both the Title Report and the ALTA survey of the Property (the “Survey”), either: (x) notify Seller in writing of Buyer’s approval of the form and substance of the Title Report and the Survey or (y) notify Seller in writing of any exception or exceptions shown thereon which are not acceptable to Buyer (in Buyer’s reasonable discretion). If said exceptions are not removed or satisfied by Seller by the date that is three Business Days prior to the End Date (which exceptions may be satisfied by either (A) causing the Title Company to remove such exceptions from the Title Policy that is delivered at the Closing, including by bonding or through an indemnity, or from a current commitment to issue the Title Policy at the Closing, or (B) causing Stewart Title Insurance Company to deliver a Title Policy at the Closing that is issued in the name of Buyer, or a current commitment to issue the Title Policy at the Closing, in each case, covering the Property that does not include such exceptions and does not contain any other exceptions that are not acceptable to Buyer (in Buyer’s reasonable discretion)) in accordance with clause (y) above, then Buyer may, at Buyer’s option, to be exercised by written notice to Seller, either (1) accept such title as Seller is able to furnish on the Closing Date or (2) terminate this Agreement.

(e) Absence of Material Adverse Effect. Since the date hereof, there shall not have occurred any event or circumstance that would constitute a material adverse effect on the Purchased Assets, taken as a whole. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, to the effect that this Section 5.2(e) has been satisfied.

5.3. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller), on or prior to the Closing Date, of the following additional conditions:

(a) Representations. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date as if made at and as of Closing. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, to the effect that this Section 5.3(a) has been satisfied.

(b) Performance. Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, to the effect that this Section 5.3(b) has been satisfied.

(c) Notice Period. The Employee Notice Period shall have ended.

ARTICLE VI

Employees Employed at the Property

6.1. Termination or Transfer. During the 60 day period following the date hereof (the “Employee Notice Period”), each employee of Allied Tube or its Affiliates who is employed at the Property or whose services otherwise relate to the Property will either be terminated or transferred to one or more other businesses of Allied Tube or its Affiliates without any liability to Buyer, such that, immediately following the Closing, none of the services of any employees of Allied Tube or any of its Subsidiaries will relate to the Property.

ARTICLE VII

Termination

7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of Buyer and Seller;

(b) by either Seller or Buyer by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. New York City time on the date that is 65 days after the date of this Agreement;

(c) by either Seller or Buyer by written notice to the other party if (i) there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (ii) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Seller or Buyer from consummating the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(d) by Buyer under the circumstances described in Section 5.2(d)(ii); or

(e) by Buyer or Seller under the circumstances described in Section 4.7(b).

7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except as specified in Sections 4.2(a) and 10.1 and except for any liability resulting from such party’s breach of this Agreement.

ARTICLE VIII

Indemnification

8.1. Survival.

(a) The covenants and agreements of Seller and Buyer contained in this Agreement required to be performed or complied with prior to the Closing (each, a “Pre-Closing Covenant”) shall survive the Closing until the eighteen (18) month anniversary of the Closing Date. All other respective covenants and agreements of Seller and Buyer contained in this Agreement (each, a “Post-Closing Covenant”) shall survive the Closing until the eighteen (18) month anniversary of the date on which such covenant or agreement is required to be completed. The representations and warranties made by Seller in Sections 2.1, 2.2, 2.3, 2.4, and 2.9 (the “Corporate Representations”) and the representations and warranties made by Buyer in Sections 3.1, 3.2, 3.3 and 3.4 shall survive indefinitely. The representations and warranties made by Seller in Sections 2.5 2.6, 2.7 and 2.8 (the “Capped Representations”) shall survive the Closing until the eighteen (18) month anniversary of the Closing Date.

(b) Notwithstanding anything contained herein, the representations and warranties in this Agreement and the Additional Documents and each party’s indemnification obligations pursuant to this Article VIII shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of its advisors, consultants or representatives) or by reason of the fact that Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

8.2. Indemnification by Seller.

(a) From and after the Closing, and subject to this Article VIII, Seller shall defend, indemnify and hold harmless Buyer, and each of its Affiliates, and their respective Representatives (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for all Losses resulting from (i) any breach by Seller of any representation or warranty in this Agreement or any Additional Document, (ii) any breach or default in performance by Seller of any covenant of Seller, or (iii) any Retained Liability.

(b) Notwithstanding anything to the contrary set forth in this Agreement, even if the Buyer Indemnitees would otherwise be entitled to recover a Loss pursuant to this Agreement:

(i) No Person shall be entitled to any indemnification for a Loss pursuant to Section 8.2(a)(i) if, with respect to any individual Loss (or series of related Losses), such Loss (or series of related Losses) is less than $25,000 (each, a “De Minimis Claim”);

(ii) No Person shall be entitled to any indemnification for a Loss pursuant to Section 8.2(a)(i) arising from a breach of a Capped Representation unless the aggregate of all such indemnifiable Losses (excluding all De Minimis Claims) would exceed on a cumulative basis an amount equal to $1,000,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible;

(iii) the maximum amount of indemnifiable Losses that may be recovered by the Buyer Indemnitees in the aggregate pursuant to Section 8.2(a)(i) for breaches of Capped Representations shall be an amount equal to $4,000,000; and

(iv) the maximum amount of Losses that may be recovered by the Buyer Indemnitees in the aggregate pursuant to this Agreement shall be equal to the Purchase Price.

8.3. Indemnification by Buyer.

(a) From and after the Closing, and subject to this Article VIII, Buyer shall defend, indemnify and hold harmless Seller, and each of its Affiliates, and their respective Representatives (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, all Losses resulting from (i) any breach by Buyer of any representation or warranty in this Agreement or any Additional Document, (ii) any breach or default in performance by Buyer of any covenant of Buyer or (iii) the use or operation of the Purchased Assets on or following the Closing.

(b) Notwithstanding anything to the contrary set forth in this Agreement, even if the Seller Indemnitees would otherwise be entitled to recover a Loss pursuant to this Agreement, the maximum amount of Losses that may be recovered by the Seller Indemnitees in the aggregate pursuant to this Agreement shall be equal to the Purchase Price.

8.4. Certain Limitations.

(a) With respect to each indemnification obligation in this Agreement, (i) all Losses shall be net of any Eligible Insurance Proceeds and (ii) in no event shall an Indemnifying Party have liability to the Indemnified Party for any consequential, special, incidental, indirect or punitive damages, lost profits, diminution in value or similar items, except to the extent any such damages are recovered against an Indemnified Party pursuant to a Third Party Claim.

(b) The amount payable under this Article VIII in respect of any Loss shall be calculated net of any insurance proceeds actually received by the Indemnified Party on account thereof (“Eligible Insurance Proceeds”); provided in each case that the Indemnified Party shall (and shall cause its controlled Affiliates to) use commercially reasonable efforts to obtain such insurance recoveries.

(c) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify or hold harmless, or pay or reimburse, Buyer Indemnitees with respect to any matter resulting under Environmental Laws to the extent:

(i) such matter arises out of (A) any invasive investigation of environmental conditions at the Property by any Person, including any subsequent owner of the Property, after the Closing Date, including sampling or testing, unless such investigation was required of the Buyer Indemnitees under applicable Environmental Laws, or (B) any exacerbation of any condition or release of Hazardous Substances by any Person, including any subsequent owner of the Property, after the Closing Date, or

(ii) Buyer Indemnitees, their Representatives or any other Person, including any subsequent owner of the Property (A) remediates environmental conditions in excess of industrial standards or other applicable minimum standards, including standards based on land use restrictions and engineering controls, or (B) incurs costs in excess of those reasonably necessary to bring a condition into compliance with Environmental Law based on the use of the Property as of the Closing Date.

8.5. Notification of Claims; Third Party Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article VIII, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is prejudiced by such failure. The parties agree that (i) in this Article VIII they intend to shorten (in the case of the limited survival periods specified in Section 8.1(a)) the applicable statute of limitations period with respect to certain claims, (ii) notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 8.1(a) for such representation, warranty, covenant or agreement, and (iii) any claims for indemnification for which notice is not timely delivered in accordance with this Section 8.5 shall be expressly barred and are hereby waived, provided that if, prior to such applicable date, a party to this Agreement shall have notified any other party to this Agreement in accordance with the requirements of this Section 8.5 of a claim for indemnification under this Article VIII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article VIII notwithstanding the passing of such applicable date.

(b) Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third Party Claim” and including without limitation a pending or threatened claim or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel and at its own expense, so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses relating to such Third Party Claim, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives notice from the Indemnifying Party as contemplated by the preceding sentence. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party.

(c) Notwithstanding anything to the contrary in this Article VIII (including Sections 8.2 and Section 8.3), no Indemnifying Party shall have any liability under this Article VIII for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.

(d) In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

8.6. Exclusive Remedy. Anything to the contrary in this Agreement notwithstanding, Seller and Buyer hereby agree that following the Closing, subject to Section 10.12, the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement or the Additional Documents shall be the indemnification rights, if any, set forth in this Article VIII.

ARTICLE IX

Definitions

9.1. Definition of Certain Terms. The terms defined in this Section 9.1, whenever used in this Agreement, shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

“Action” has the meaning given to such term in Section 1.2(f).

“Additional Documents” means the Deed, the Bill of Sale and the other agreements, instruments and documents required to be delivered at the Closing.

“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Agreement” means this Asset Purchase Agreement, including the Schedules hereto.

“Allied Tube” means Allied Tube & Conduit Corporation.

“Article” has the meaning given to such term in Section 9.2.

“Bill of Sale” has the meaning given to such term in Section 1.6(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Buyer” has the meaning given to such term in the preamble of this Agreement.

“Buyer Indemnitees” has the meaning given to such term in Section 8.2(a).

“Capped Representations” has the meaning given to such term in Section 8.1(a).

“Closing” has the meaning given to such term in Section 1.3.

“Closing Date” has the meaning given to such term in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or enforceable oral contract, agreement, license, lease, sales order, purchase order, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto).

“De Minimis Claim” has the meaning given to such term in Section 8.2(b)(i).

“Deductible” has the meaning given to such term in Section 8.2(b)(ii).

“Deed” has the meaning given to such term in Section 1.5(a).

“$” or “dollars” means lawful money of the United States of America.

“Eligible Insurance Proceeds” has the meaning given to such term in Section 8.4(b).

“Employee Notice Period” has the meaning given to such term in Section 6.1.

“Encumbrance” means any pledge, lien (including a tax lien), collateral assignment, security interest, mortgage, easement, option, deed of trust, title retention, conditional sale or other security arrangement, or any license, order or charge, or any adverse claim of title, ownership or use, or any agreement of any kind restricting transfer.

“End Date” has the meaning given to such term in Section 7.1(b).

“Environmental Laws” shall mean all Laws (a) regulating the protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), human health or safety as they relate to exposure to contaminants, natural resources, or endangered or threatened species or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. Without limiting the foregoing, the term “Environmental Laws” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (to the extent related to worker exposure to contaminants).

“Exhibit” has the meaning given to such term in Section 9.2.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States or a foreign nation or jurisdiction, any State of the United States or any political subdivision of any thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Hazardous Substance” shall mean (a) any substance, material, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning given to such term in Section 8.5(a).

“Indemnifying Party” has the meaning given to such term in Section 8.5(a).

“Inventory Purchase Price” has the meaning given to such term in Section 1.8(a).

“Knowledge” means the actual knowledge of Leslie Shearer and Andrea Fee-Blackberg, after due inquiry or diligence with respect to the matter at issue.

“Law” means any law, statute, ordinance, rule, regulation, judgment, judicial decision, injunction, order, decree, consent decree, binding policy or guideline or rule of any Governmental Authority.

“Loss” shall mean and includes any and all liabilities, losses, damages, expenses (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses), costs, fines, fees, penalties, demands, claims, Actions, amounts paid in settlement and obligations, whether or not involving a Third Party Claim.

“Loss Amount” has the meaning given to such term in Section 4.7(b).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Other Assets” has the meaning given in the recitals hereto.

“Permit” means any license, franchise, permit, certificate, approval, exemption, variance, registration or other similar authorization issued by applicable Governmental Authorities and affecting, or relating to, the Purchased Assets.

“Permitted Encumbrances” has the meaning given to such term in Section 1.5(a).

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

“Plan” has the meaning given to such term in Section 1.2(g).

“Post-Closing Covenant” has the meaning given to such term in Section 8.1(a).

“Pre-Closing Covenant” has the meaning given to such term in Section 8.1(a).

“Post-Closing Period” has the meaning given to such term in Section 1.8(b).

“Property” has the meaning given in the recitals hereto.

“Proprietary Information” has the meaning given to such term in Section 4.2.

“Purchased Assets” has the meaning given in the recitals hereto.

“Purchase Price” has the meaning given to such term in Section 1.4.

“Remaining Assets” has the meaning given to such term in Section 1.8(b).

“Representative” means, with respect to any Person, any current or future director, officer, employee, Affiliate, agent or general or limited partner, stockholder or member of any of such Person.

“Retained Liabilities” has the meaning given to such term in Section 1.2.

“Retained Inventory” has the meaning given to such term in Section 1.8(b).

“Schedule” has the meaning given to such term in Section 9.2.

“Section” has the meaning given to such term in Section 9.2.

“Seller” has the meaning given to such term in the preamble of this Agreement.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer simultaneously with the execution of this Agreement.

“Seller Indemnitees” has the meaning given to such term in Section 8.3.

“Subsidiaries” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

“Third Party Claim” has the meaning given to such term in Section 8.5(b).

“Title Company” has the meaning given to such term in Section 5.2(d).

“Title Policy” has the meaning given to such term in Section 5.2(d).

“Title Report” means the preliminary title report covering the Property to be issued by the Title Company, together with copies of all documents referred to as exceptions therein.

9.2. Construction. Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; (v) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words, refer to this entire Agreement, including the Schedules hereto; (vi) the terms “Article”, “Section”, “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement; (vii) any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term set forth herein; (vii) a reference to any Person includes such Person’s successors and permitted assigns; and (ix) any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.

ARTICLE X

Miscellaneous

10.1. Expenses. Except as provided in Section 4.4, Seller, on the one hand, and Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

10.2. Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.

10.3. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram, and shall be given:

(i)	if to Buyer, to

JMC Steel Group, Inc.
227 West Monroe Street, 26th Floor
Chicago, IL 60606
Attention: Michael P. McNamara, Jr., General Counsel & Vice
President of Corporate Development
Facsimile No.: (312) 275-1596

with a copy to:

Baker & Hostetler LLP
PNC Center
1900 East Ninth Street, Suite 3200
Cleveland, Ohio 44114-3485
Attention: John J. Allotta
Facsimile No.: (216) 696-0740

(ii)	if to Seller, to

Allied Tube & Conduit Corporation
16100 S. Lathrop Avenue
Harvey, IL 60426
Attn: Eileen Tierney, General Counsel & Corporate Secretary

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn: Andrew L. Bab
Fax: (212) 909-6836

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day after such delivery, (x) if by certified or registered mail, on the third Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

10.4. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

10.5. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, including that certain letter agreement, dated as of February 6, 2012 between Buyer and Akore International, Inc., between the parties or their Affiliates, with respect to the subject matter hereof.

10.6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

10.7. Governing Law; Submission to Jurisdiction.

(a) This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any principles of conflicts of law thereof that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction.

(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Nothing in this Section 10.7 shall be deemed to prevent any party from seeking to remove any action to a Federal court in the State of New York.

10.8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

10.9. Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto, except that Buyer may assign any of its rights (but not any of its obligations) under this Agreement to any of its Affiliates.

10.10. No Third Party Beneficiaries. Except as provided in Article VIII with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, successors and permitted assigns.

10.11. Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

10.12. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 10.7, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

JMC STEEL GROUP, INC.

By:	/s/ Michael McNamara
	Name:	Michael McNamara
	Title:	VP & Secretary

ALLIED TUBE & CONDUIT CORPORATION

By:	/s/ John P. Williamson
	Name:	John P. Williamson
	Title:	President & CEO

[Signature page to Asset Purchase Agreement]

Exhibit A

Description of Property

ALL THAT CERTAIN lot or piece of ground situated in Falls Township, Bucks Township, PA, described according to an Amended Final Plan of Lot #6, USX, Phase 3, made by Tei, DiCroce & Leapson, Civil Engineers, dated 11/10/1998 and recorded in the Office of the Recorder of Deeds, Doylestown, PA, in Plan Book 298 page 61 as follows, to wit:

BEGINNING at a point on the Southeasterly side of Keuhn Circle (80 feet wide) a corner of Lot 4 on said Plan; thence extending from said point of beginning along said Lot South 48 degrees 04 minutes 13 seconds East along a 24 feet wide rail easement and crossing a drainage easement of varying width 410.20 feet to a point, a corner of Lot 5 on said Plan; thence extending along the same South 41 degrees 24 minutes 56 seconds East crossing an access easement to Lot 5, 660.90 feet to a point in line of Lot 8 now or late of U.S. Steel; thence extending along the same and along the Southeasterly side of said access easement the three following courses and distances, viz: (1) South 45 degrees 46 minutes 45 seconds West 21.15 feet to a point of curve; (2) on the arc of a circle curving to the right having a radius of 1750.00 feet the arc distance of 403.82 feet to a point of tangent and (3) South 73 degrees 59 minutes 59 seconds West 231.91 feet to a point, a corner of Lot 7 on said Plan; thence extending along the same North 41 degrees 24 minutes 56 seconds West recrossing said access easement and drainage easements 683.10 feet to a point on the Southeasterly side of Kuehn Circle, aforesaid; thence extending along the same two following courses and distances, viz; (1) on the arc of a circle curving to the left having a radius of 340.00 feet the arc distance of 135.50 feet partly along the Northwesterly side of said drainage easement to a point of tangent and (2) North 30 degrees 31 minutes 23 seconds East recrossing said rail easement 453.08 feet to the first mentioned point and place of beginning.

BEING LOT NUMBER 6 on said Plan.

Tax ID / Parcel No. 13-51-1-10

Together with rights and easements in Easement Agreement by and between Novatlantic Steel and Tube Corporation and USX Corporation (Lot 5 Access) dated 3/9/1999 and recorded 3/10/1999 in Land Record Book 1791 page 2097, which access is also reserved in deed from USX Corporation to Novatlantic Steel and Tube Corporation dated 3/9/1999 and recorded 3/10/1999 in Land Record Book 1791 page 2089.

Together with rights and easements in Easement Agreement (Rail Spur) by and between USX Corporation (grantor) and Novatlantic Steel and Tube Corporation (grantee) dated 3/9/1999 and recorded 3/10/99 in Land Record Book 1791 page 2110.

Together with rights and easements in Easement Agreement (Private Roads and Utility Access) by and between USX Corporation (grantor) and Novatlantic Steel and Tube Corporation (grantee) dated 3/9/1999 and recorded 3/10/1999 in Land Record Book 1791 page 2132.

A-1

Together with rights and easements in Drainage Easement Agreement by and between USX Corporation (grantor) and Novatlantic Steel and Tube Corporation (grantee) dated 3/9/1999 and recorded 3/10/1999 in Land Record Book 1791 page 2123.

A-2

Exhibit B

List of Other Assets

I. Included Assets

Asset Name	Line/Location	Quantity
CTL BUILDING	TRAILER PARKING AREA	1
PARKING LOT GATES	TUBE MILL	3
TUBE BLDG ELECTIRCAL	GAS HOOOK UP	1
TUBE/ELECTRICAL	FIRE AND SECURITY	1
TUBE BUILDING AND OFFICE	BUILDING	1
TUBE BUILDING	CONCRETE AND RAIL	1
CTL BUILDING CONTRACT CST	BUILDING	1
OFFICE ELECTRICALS	DAYSPRING	1
SLITTER BUILDING	ELECTRICAL	1
TUBE BUILDING	BUILDING( A53 EXPANSION)	1
PREFABRICATED	STEEL BUILDING	1
SLITTER FOUNDATIONS		1
OVERHEAD DOOR	C T L BUILDING	1
UTILITY ROOM	TUBE BUILD EXPAND	1
CABLING	TUBE BUILD EXPANSION	ALL
EQUIPMENT FOUNDATION	TUBE BUILDING EXPANSION	1
PLANT ELECTRICAL	TRANSFORMER AND DIST	ALL
SECURITY CAMERA	SYSTEM	ALL
OUTSIDE LIGHTING POLES		ALL
FENCING FOR STOREROOM		1
ELECTRICAL SAFETY GUARDS	ADDITIONAL GARDS AT ELEC EQUPT.	ALL
CTL BLDG. ELECTRICAL GUARDS	ADDITIONAL GARDS AT ELEC EQUPT.	ALL
FACTORY LIGHTING FIXTURES		ALL
TUBE WHSE 2 10 TON CRANES		2
TUBE MILL PURCHASE INSTAL		1
TUBE BUILD 1	ACECO CRANE	1
TUBE MILL COOLING TOWER	AND TANK	1
TUBE MILL	AIR COMPRESSOR	1
TUBE MILL TRENCH DRAIN		1
TUBE MILL	ELECTRICAL WIRING	ALL
TUBE MILL	FOUNDATIONS	ALL
CRANE RAILS	POLH EQUIP CORP	ALL
ELECTRIFY 7 INSTALL 4	CRANES(DUCTO BAR FOR CRANES)	2
FLOOR TYPE COIL	CARS	1
COMPUTERS & CABLING	CTL BUILDING	1
SLITTER -2ND HEAD	(REIMB NOVA)	1
NEW SLITTER MOTOR		1
2 25T & 35T LARCO CRANES		2
OFFICE DESKS		1
7 OFFICE CHAIRS BRGY		7
TUBE MILL ENTRY TURNSTILE		1

Exhibit B

List of Other Assets

Asset Name	Line/Location	Quantity
DRINKING FOUNTAINS	TUBE MILL	1
DL WINDOW TREATMENTS	OFFICE	ALL
TUBE MILL ENTRY LINE		1
TUBE MILL	REIMB NOVA YTD 8/01	1
2 ACCUMULATOR MOTORS	TUBE MILL	2
2ND MOTOR	ACCUMULATOR TABLE	1
RECLAIM EQUIPMENT	TUBE MILL	1
GEAR BOX	TUBE MILL	1
MODULAR OFFICE	JM VIGEANT	1
COIL SCALE	TUBE MILL	1
RACK MOUNT UNIT	TUBE COOLING	1
COOLING TANKS	TUBE MILL	1
FURNITURE	FRONT OFFICE	1
CONVEYOR	TUBE MILL	1
HYDE MECH BANDSAW H-22A	TUBE	1
GEAR BOX	TUBE MILL	1
ULTRASOUND TEST EQUIPMENT		1
2 10 TON CRANES	TUBE EXPAND	2
2 MOTORS	TUBE MILL	2
2 MOTORS	TUBE MILL FY08 ADD	2
PACKAGING LINE	7” PIPE FL(TUBE)	1
COMPRESSED AIR SYSTEM	7” PIPE FL(TUBE)	1
SENSORS	7” PIPE F LINE TUBE	ALL
7” PIPE FINISHING LINE		1
SPRAY CHAMBER	7” PIPE FIN LINE	1
INDUCTION COOLANT SYSTEM	7” PIPE	1
DRUM FILTER	7” PIPE LINE	1
INDUCTION HEAT EQUIP	TUBE MILL	1
HYDO TEST LINE	7” PIPE	1
SCARFING SYSTEM	7” PIPE	1
TUBE MILL MOTOR REPLACEME		1
TUBE MILL ELECTRICAL	UPGRADE	1
TUBE MILL SAFETY	UPGRADE	1
AUTOMATED CONVEYING	PROJECT	1
METALLURGICAL LAB EQUIP		ALL
BAND SAW		1
RADIO CONTROLS FOR CRANES		4
FORK LIFT		1
TUBE MILL SAFETY RAILS	TUBE MILL SAFETY	ALL
MAIR SAFETY GUARDS		ALL
CROSS OVER FOR BANDING	MACHINE	1
LIGHT CURTAIN SUPPORT		ALL

Exhibit B

List of Other Assets

Asset Name	Line/Location	Quantity
SAFETY MACHINE GUARDS		ALL
10,000 LB CRANE SCALE		1
10,000 CRANE SCALE		1
70,000 LB CRANE SCALE		1
A53 CAMERA SYSTEM		1
GROOVING EQUIPMENT		1
PLC CONT FOR LIGHT CURTAI		1
THERMATOLL WELDER UPGRADE	ADD POWER MOD	1
CUTOFF SAW	CUTOFF SAW	1
SCARF KNIFE	SCARF KNIFE	1
TESTING EQUIPMENT	TUBE MILL	ALL
SLITTER TOOLING SPACERS		ALL
TOOLING	TUBE MILL(21 SETS 2” - 6SQ)	21
COMBI LIFT FORKLIFT		1
REFRIDGERATORS BLACK		1
BOARD ROOM FURNITURE		ALL
SHORETEL PHONE	SYSTEM	1
FIBER OPTIC CABLE & CAT 5 RAN		1
SOFTWARE PACKAGE LINE	TUBE	1
TUBE MILL SOFTWARE	SYSTEM	1
A53 SOFTWARE UPGRADE		1
DOUBLE STACK SOFTWARE		1

II. Excluded Assets (Unique to Seller’s Computer Network)

Asset Name	Line/Location	Quantity
HP PROCURVE 6200YL 24x GBIC ROUTING SWITCH		1
HP PROCURVE 48 PORT POE SWITCH		3
HP PROCURVE 24 PORT POE SWITCH		2
HP PROCURVE 24/12 PORT POE SWITCH		3
HP PROCURVE MSM320 AP’S		16
HP PROCURVE MSM422 AP’S		2
HP PROCURVE 100FX SFP		16
RIVERBED STEELHEAD 550M		1

EXHIBIT C

Form of FIRPTA Certificate

Transferor’s Certification of Non-Foreign Status

Section 1445 of the Internal Revenue Code (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform JMC Steel Group, Inc., a Delaware corporation (“Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by Allied Tube & Conduit Corporation, a Delaware corporation (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2. Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations.

3. Transferor’s U.S. employer identification number is: 36-2425517

4. Transferor’s office address is: 16100 S. Lathrop Avenue Harvey, IL 60426.

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated:                  , 2012.

ALLIED TUBE & CONDUIT CORPORATION

By:
Name:
Title:

EXHIBIT D

Form of Bill of Sale

KNOW ALL MEN BY THESE PRESENTS, that Allied Tube & Conduit Corporation, a Delaware corporation (“Seller”), for good and valuable consideration paid by JMC Steel Group, Inc., a Delaware corporation (“Buyer”), hereby conveys, sells, transfers and delivers to Buyer, its successors and assigns, all right, title and interest of Seller in and to the personal property (“Personal Property”) more particularly referred to in Schedule A attached hereto.

TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns to and for its and their own use and behalf forever.

Buyer agrees to pay all sales taxes payable by reason of the transfer to Buyer of said Personal Property.

This Bill of Sale shall be without representation or warranty by, and without recourse to, Seller. This Bill of Sale is being delivered subject and pursuant to the terms and conditions of the Asset Purchase Agreement, dated March     , 2012, between Buyer and Seller (the “Purchase Agreement”). The rights and obligations of Buyer and Seller set forth in the representations, warranties, covenants, indemnitees, agreements and other terms and provisions of the Purchase Agreement shall be neither limited, altered or impaired nor enhanced or enlarged hereby or by performance hereunder.

This Bill of Sale may be executed in any number of counterparts, each of which so executed shall be deemed original; such counterparts shall together constitute but one agreement.

IN WITNESS WHEREOF, Seller and Buyer have caused these presents to be signed by their duly authorized officers as of                 , 2012.

SELLER

ALLIED TUBE & CONDUIT CORPORATION

By:
Name:
Title:

JMC STEEL GROUP, INC.

By:
Name:
Title:

Exhibit E

Seller’s Standard Terms and Conditions

Tectron / ALLIED MECHANICAL TUBE DIVISION (“SELLER”)

Conditions of Sale

Acknowledgment

1. ACCEPTANCE: The acceptance of this quotation by Buyer is expressly limited to the terms and conditions hereof (“these terms”). None of these terms may be added to, modified, superseded, or otherwise altered except by written instrument signed by a duly authorized representative of Seller, and each shipment made by Seller and received by Buyer shall be deemed to be only upon these terms. Any of the terms and provisions of any form of Buyer which has been or may in the future be received by Seller, which are inconsistent with, additional to, or different from these terms are hereby expressly objected to and, unless specifically agreed to, in writing, by Seller as provided above, shall not be considered applicable to the sale of shipment of the goods referred to herein.

2. PAYMENT AND RISK OF LOSS: Unless otherwise agreed in writing by Seller (a) terms are net cash thirty (30) days after shipment: (b) prices stated herein are F.O.B. point of shipment: (c) risk of loss or damage passes to Buyer on delivery to carrier: (d) Buyer will accept carrier of Seller’s selection, and (e) if it is provided herein that Buyer shall accept delivery at Seller’s plant by a fixed date and Buyer fails to so do, the Seller may invoice Buyer immediately and, in its discretion, may store the goods at Buyer’s expense and at Buyer’s risk (either at Seller’s premises or at a public warehouse) or may deliver the goods to Buyer, at Buyer’s expense.

3. TAXES: In addition to the purchase price, Buyer shall pay Seller the amount of all governmental taxes or other charges that Seller may be required to pay with respect to the production, sale, transportation or storage of any goods delivered hereunder.

4. EFFECTIVE PRICES: Prices herein stated are subject to change to the prices in effect at time of shipment.

5. EXCUSABLE DELAYS: Seller shall not be liable for non-performance or delays in performance or delivery due to causes beyond the reasonable control of Seller including, without limitation, such causes as war, riots, insurrection, fire, flood or other casualties, labor disturbances or disruptions, acts or defaults of suppliers or carriers, unavailability of material or supplies, or governmental rules or regulations.

6. WARRANTY: Seller only warrants to Buyer that the goods to be delivered hereunder will be free from defects in material, workmanship and title, and will be of the kind and quality designated or described herein. THE FOREGOING EXPRESS WARRANTY IS EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE. SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY, WHETHER WRITTEN, ORAL OR IMPLIED, THAT THE GOODS SHALL CONFORM WITH ANY SAMPLES FURNISHED BY SELLER OR BUYER, OR THAT THE GOODS SHALL NOT DISCOLOR OR THE TEXTURE OF FINISH OF THE GOODS SHALL NOT DETERIORATE AFTER SHIPMENT BY SELLER.

7. REMEDY: If it appears within thirty (30) days from the date of receipt by Buyer or Buyers agent that the goods so delivered do not meet the express warranty specified in the preceding paragraph, Buyer notifies the Seller, in writing, within said period and the Seller will, at its option, repair or replace such defective or non-conforming goods or return the purchase price paid therefore by Buyer. THE LIABILITY OF SELLER TO BUYER ARISING OUT OF THE SUPPLYING OF THE SAID GOODS OR THEIR USE, WHETHER ON WARRANTY, CONTRACT OR NEGLIGENCE IS LIMITED SOLELY TO THE REPLACEMENT OR REPAIR OF DEFECTIVE GOODS OR RETURN OF THE PURCHASE PRICE, AS HEREIN PROVIDED, AND UPON THE EXPIRATION OF SAID THIRTY (30) DAY PERIOD ALL SUCH LIABILITY SHALL TERMINATE. THE FOREGOING SHALL CONSTITUTE THE SOLE REMEDY OF THE BUYER AND THE SOLE LIABILITY OF SELLER. IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL INCIDENTAL OR CONSEQUENTIAL DAMAGES. Buyer shall bear all cost of disassembly, shipment and reinstallation of any defective, repaired or replaced goods and shall return to Seller, only upon written authorization of Seller, all goods for which refund of purchase price is made.

8. QUANTITY AND QUALITY: Except as otherwise agreed in writing by Seller, the goods shall be in accordance with tolerances and variations generally permitted in Seller’s industry with respect to the quality of the goods. A shipment shall be deemed to be an acceptable shipment when the quantity of such shipment falls within ten percent (10%) of the quantity specified, and the excess of deficiency shall be charged or credited to the Buyer proportionately.

9. PATENT INFRINGEMENT INDEMNITY: Buyer warrants that any goods to be delivered hereunder in accordance with designs and specifications furnished by Buyer and any manufacturing process or method adopted by Seller at Buyer’s request shall not infringe any patent or trademark whatsoever. Buyer shall defend and hold Seller harmless from any claim which may be made against Seller for any such alleged infringement and shall pay all attorney’s fees, costs and expenses of every nature incurred in such defense.

10. BUYERS CREDIT: Delivery by Seller of goods hereunder shall at all times be subject to the approval of Buyer’s credit by Seller. Seller may at any time withhold delivery of any goods hereunder pending receipt of payment of amounts due Seller from Buyer, and/or security for payment of the amount to become due Seller as a result of the delivery of the goods.

11. MISCELLANEOUS: Any action or suit arising in any way under this agreement must be commenced within one (1) year after such cause of action has accrued, and otherwise shall be forever waived, released, discharged and barred. This agreement shall be construed in accordance with the laws of the State of Illinois. Waiver by either party of any default by the other hereunder shall not be deemed a waiver by such party of any default by the other which may thereafter occur.